                                                                   EXHIBIT 10.25

                     AGREEMENT OF COMPROMISE AND SETTLEMENT


         This AGREEMENT OF COMPROMISE AND SETTLEMENT dated January 11, 1994 (this "Settlement Agreement") is entered into by and among Unocal Corporation, a Delaware corporation ("Unocal"), David Colan, a Unocal stockholder ("Colan"), MESA Inc., a Texas corporation ("Mesa"), the other Mesa Entities listed on
Exhibit 1 hereto and the WB Entities listed on Exhibit 2 hereto.

                                    RECITALS

         A. On or about June 3, 1986, Colan filed suit (the "Action") in the United States District Court for the Central District of California (the "Court") on behalf of Unocal against certain of the Mesa and WB Entities (the "Defendants"). The Action is styled and numbered Colan et al. v. Mesa Petroleum Co. et al., Case No. 86-3564-JGD (Tx).

         B. On or about August 24, 1989, Unocal, which originally had been named as a nominal defendant in the Action, was realigned as a plaintiff.
Colan and Unocal are collectively referred to herein as the "Plaintiffs".

         C. In the Action, Plaintiffs have alleged, inter alia, that Unocal is entitled to recover pursuant to Section 16(b) of the Securities Exchange Act of 1934 certain profits allegedly realized by Defendants in connection with certain transactions in Unocal securities that occurred in 1985. Defendants have denied that any such profits were realized or are recoverable by Unocal under Section 16(b).

         D. Plaintiffs claim that Unocal is entitled to recover from Defendants approximately $99 million in Section 16(b) profits because Defendants bought and sold additional Unocal common shares within a six-month period, thereby realizing short-swing profits, at a time when Defendants beneficially owned more than 10% of Unocal's common shares. Plaintiffs claim that Defendants bought 6.7 million shares of Unocal stock at a price of $48.00 per share (with a 10 cents per share commission) in a series of separate incremental purchases spanning several days in late March 1985 through Jefferies & Co., as Defendants' agent. Plaintiffs claim that of these purchases, Defendants bought 3.7 million shares of Unocal stock after having crossed the 10% threshold. Plaintiffs claim that for the purposes of Section 16(b) Defendants became the beneficial owner of the Unocal shares as they were purchased by Jefferies. Plaintiffs further claim that as a result of the May 20, 1985 settlement agreement which allowed Defendants to participate in Unocal's Exchange Offer, Defendants sold approximately 7.8 million Unocal shares and realized short-swing profits of approximately $99 million on the aforesaid 3.7 million shares.

         E. Defendants contend that they purchased the 6.7 million shares of Unocal stock on March 27, 1985 at a price of $48.10 per share in a single block trade from Jefferies & Co., as a principal. Accordingly, Defendants contend that none of the shares were subject to Section 16(b), because Defendants made a single purchase by which they became a more than 10% owner and that they made no further purchases thereafter. Defendants further contend that even if a portion of the 6.7 million shares were subject to Section 16(b) if sold at a profit within six months, Defendants made no profit.

         F. Although Plaintiffs have contended in this lawsuit that the proper valuation of the Unocal shares that Defendants sold into the Unocal Exchange Offer was about $75.00 per share for purposes of Section 16(b), Defendants have consistently rejected this analysis, noting that Unocal itself has stated to the Internal Revenue Service that Unocal paid Defendants only $31.50 per share and that the remaining consideration paid by Unocal was to bring about a successful ending of Defendants' takeover threat. Unocal has maintained in this litigation that fragmentation is appropriate for tax purposes but not for Section 16(b) purposes. Defendants also contend there was no profit because the sales price per share for purposes of Section 16(b) should, by virtue of the terms of the Unocal Exchange Offer, be computed on a "blended value" basis and thus was less than the $48.10 purchase price. Plaintiffs understand that there is a substantial dispute about the proper valuation of the stock for Section 16(b) purposes and a significant risk that the judge or jury might adopt Defendants' position and conclude or find that there was no Section 16(b) profit.

         G. The parties' allegations and denials are set forth in more detail in Plaintiffs' Amended and Supplemental Complaint filed on September 13, 1993 (the "Complaint") and Defendants' answers on file in the Action to which reference is made for all purposes.

         H. Prior to the execution of this Settlement Agreement, counsel for Plaintiffs conducted a thorough examination into the facts, circumstances, transactions and law relating to and surrounding the allegations set forth in the Complaint. This investigation has included the production, review and analysis of documents from many of the Defendants and third parties, the taking of depositions, interviews of witnesses, inspection of publicly available documents, and review of related proceedings. As a result, inter alia, of the institution of the Action and the Plaintiffs' prosecution thereof, including the pretrial proceedings described above, extensive settlement discussions were ultimately held between the Plaintiffs and the Defendants and their respective counsel. These settlement discussions have culminated in the agreements set forth in this Settlement Agreement. The Plaintiffs and their respective counsel have concluded that the settlement of this litigation on the terms set forth herein is fair, reasonable and adequate and in the best interests of Unocal and its stockholders.

         I. Plaintiffs have pursued the Action for more than seven years and firmly believe in the merits of the Action. Nevertheless, Plaintiffs have agreed to settle the Action pursuant to the terms of this Settlement Agreement after considering: (i) the substantial benefits to Unocal and its stockholders that will be realized as a result of the settlement; (ii) the risk of protracted litigation, the outcome of which would be uncertain in light of the numerous disputed issues of law and fact as to the Action (and, in particular, the uncertainty regarding the sales price for Section 16(b) purposes of the stock sold by the Defendants in Unocal's Exchange Offer and whether Unocal could prove that a profit was realized) and (iii) the conclusion of counsel for Unocal and counsel for Colan that the settlement is fair, reasonable and adequate and in the best interests of Unocal and its stockholders.

         J. Defendants deny any liability with respect to any and all of the purported facts or claims alleged in the Complaint and other papers filed in the Action, but consider it desirable that the Action be compromised, settled and dismissed on the terms set forth in this Settlement Agreement because such compromise, settlement and dismissal would eliminate the controversy between the Plaintiffs and the Defendants, would lead to the avoidance of further expense,





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
inconvenience and devotion of employee and executive time and effort to this Action, and would remove the constraints upon Defendants' business which have resulted from the pendency of the Action.

         FOR AND IN CONSIDERATION of the mutual covenants contained herein, the parties, intending to be legally bound hereby, and subject, inter alia, to the approval of the Court, agree as follows:

                 1.       Payment

                          (a)  The term "Effective Date" means the date on
which payment is made hereunder and shall be the earliest date after the Judgment Date upon which Mesa can complete the issuance and sale of the Secured Notes referred to below, but in any event not later than 60 calendar days after the Judgment Date. The term "Judgment Date" means the day on which the Court enters the Judgment, as provided in paragraph 2 below. The term "Interest Accrual Date" means the 10th business day after the Judgment Date. The term "Secured Notes" means Mesa's 12 3/4% Secured Discount Notes due June 30, 1998.

                          (b)  Subject to and upon the terms and conditions set
forth herein, Defendants will pay to Unocal in cash on the Effective Date the sum of $47.5 million (the "Settlement Amount"), with $42.75 million of such amount to be paid by Mesa and $4.75 million by the WB Entities. If the Effective Date is later than the Interest Accrual Date, payment of such amount shall be accompanied by interest thereon at an annual rate of (i) 10% from the Interest Accrual Date to the 40th calendar day after the Judgment Date and (ii) 12% from such 40th day to the Effective Date.

                          (c)  It is understood that Mesa intends to register
under applicable securities laws and to issue and sell to one or more third parties its Secured Notes in an aggregate principal amount sufficient to generate cash proceeds equal to all or substantially all of the amount payable by Mesa hereunder. Mesa anticipates that it will be able to effect such a registration and sale on terms acceptable to it by the date contemplated in the first sentence of paragraph 1(a), and it will use all reasonable efforts to do so. If Mesa is not able to do so by such date, either (i) Unocal may at its option immediately declare this Settlement Agreement null and void and of no further force and effect, with the consequences set forth in paragraph 4(d), or
(ii) if Unocal does not do so, the parties shall enter into further negotiations regarding a mutually agreeable settlement (but if no such mutual agreement is reached promptly, this Settlement Agreement shall become null and void and of no further force and effect, with the consequences set forth in paragraph 4(d)).

                          (d)     All cash payments made hereunder shall be
paid by wire transfer of immediately available funds to an account designated by Unocal.

                 2.       Approval and Judgment

                          (a)     Plaintiffs and Defendants, through their
respective counsel, shall jointly request that the Court approve this Settlement Agreement pursuant to applicable law.





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
Counsel for the parties shall submit to the Court a proposed Order (in the form attached hereto as Exhibit 3) providing, among other things, for the following:

                                  (i)      approving the form and content of
         the notice, substantially in the form of Exhibit 4 hereto, to be provided by Unocal to its current security holders as of the date of preliminary approval and providing for the manner of and time for giving such notice (the "Notice"); and

                                  (ii)     scheduling a hearing (the "Hearing")
         to determine the fairness, reasonableness, and adequacy of the Settlement provided for in this Settlement Agreement and whether it should be approved by the Court.

                          (b)     At the Hearing at which final approval by the
Court of this Settlement Agreement is sought, counsel for the parties shall jointly submit to the Court a proposed Judgment in substantially the form annexed hereto as Exhibit 5 that shall constitute, if entered, a final judgment pursuant to F.R.Civ.P. 54. Such Judgment shall:

                                  (i)      find that adequate notice has been
         given;

                                  (ii)     approve the settlement provided for
         in this Settlement Agreement and adjudge its terms to be fair, reasonable and adequate, directing consummation according to its terms and provisions, and retaining jurisdiction over the parties hereto for the sole purpose of effectuating this Settlement Agreement;

                                  (iii)    dismiss on the merits and with
         prejudice the Action;

                                  (iv)     bar and permanently enjoin
         Plaintiffs and any and all of Unocal's security holders from prosecuting any claims against any of the Mesa Entities or WB Entities or against the Mesa Entities' or WB Entities' present or former officers, directors, partners, employees, agents, attorneys, representatives, advisors, auditors, commercial or investment bankers, affiliates and associates, corporate parents or subsidiaries, and each of their respective heirs, executors, administrators, successors and assigns which arise out of, relate to, or are in any way connected with the Settlement Agreement, the Action or any of the matters claimed, asserted or alleged or that could have been claimed, asserted or alleged in the Action;

                                  (v)      providing that all parties will bear
         their own fees (including attorneys' fees), costs and expenses; and

                                  (vi)     containing such other and further
         provisions consistent with the terms and provisions of this Settlement Agreement as the Court may deem appropriate.

                 3.       Mutual Releases.

                          (a)     For and in consideration of the agreements
contained herein, upon the Effective Date, the parties hereto release one another as follows:





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
                                  (i)      Unocal.  Unocal, together with its
         counsel in the Action, on behalf of itself and all of its affiliates, successors and assigns ("related parties"), hereby releases, acquits and forever discharges each of the Mesa Entities and the WB Entities, together with their respective present and former affiliates, officers, directors, partners, employees, agents, attorneys, successors and assigns, of and from any and all claims, causes of action (whether at law or equity), demands, expenses and damages which Unocal or its related parties may have had, or may now have, or may hereafter have (whether through operation of law, assignment or subrogation), from the beginning of time to the Effective Date, known or unknown, actual or contingent, relating to or arising out of this Settlement Agreement, the Action or any of the matters claimed, asserted or alleged, or that could have been claimed, asserted or alleged, in the Action.

                                  (ii)     Colan.  Colan, together with his
         counsel in the Action, on behalf of himself and all of his affiliates, successors and assigns ("related parties"), hereby releases, acquits and forever discharges each of the Mesa Entities and WB Entities, together with their respective present and former affiliates, officers, directors, partners, employees, agents, attorneys, successors and assigns, of and from any and all claims, causes of action (whether at law or equity), demands, expenses and damages which Colan or his related parties may have had, or may now have, or may hereafter have (whether through operation of law, assignment or subrogation), from the beginning of time to the Effective Date, known or unknown, actual or contingent, relating to or arising out of this Settlement Agreement, the Action or any of the matters claimed, asserted or alleged, or that could have been claimed, asserted or alleged, in the Action.

                                  (iii)    Mesa Entities.  Each of the Mesa
         Entities, together with their counsel in the Action, on behalf of itself and all of its affiliates, successors and assigns ("related parties"), hereby releases, acquits and forever discharges Unocal and Colan, together with their respective present and former affiliates, officers, directors, employees, agents, attorneys, successors and assigns, of and from any and all claims, causes of action (whether at law or equity), demands, expenses and damages which such Mesa Entity or its related parties may have had, or may now have, or may hereafter have (whether through operation of law, assignment or subrogation), from the beginning of time to the Effective Date, known or unknown, actual or contingent, relating to or arising out of this Settlement Agreement, the Action or any of the matters claimed, asserted or alleged, or that could have been claimed, asserted or alleged, in the Action.

                                  (iv)     WB Entities.  Each of the WB
         Entities, together with their counsel in the Action, on behalf of itself and of all its affiliates, successors and assigns ("related parties"), hereby releases, acquits and forever discharges Unocal and Colan, together with their respective present and former affiliates, officers, directors, employees, agents, attorneys, successors and assigns, of and from any and all claims, causes of action (whether at law or equity), demands, expenses and damages which such WB Entity or its related parties may have had, or may now have, or may hereafter have (whether through operation of law, assignment or subrogation), from the beginning of time to the Effective Date, known or unknown, actual or contingent, relating to or arising out of this Settlement Agreement, the Action or any of the matters claimed, asserted or alleged, or that could have been claimed, asserted or alleged, in the Action.

                          (b)     With respect to each of the releases set
forth in subparagraph (a) above and the provisions of paragraph 2(b)(iv) above, each person or entity granting or receiving such a release (i) agrees that such releases do not preclude any party hereto from seeking to enforce any undertaking or promise contained in this Settlement Agreement; (ii) agrees not to pursue with or before any federal, state or other governmental authority or court any claim or complaint against any of the persons or parties released in subparagraph (a) above, relating to this Settlement Agreement (other than the enforcement of any undertaking or promise contained herein), the Action, or any of the claims, assertions or allegations made or that could have been made in the Action; and (iii) expressly waives all rights and benefits each may have under and by virtue of the terms of Section 1542 of the California Civil Code, which provides as follows:

                 A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                 4.       Miscellaneous

                          (a)     This Settlement Agreement and any proceedings
taken hereunder are not and shall not in any way be construed as or deemed to be evidence of (i) any admission or concession on the part of the Plaintiffs (or their counsel or any of them) of the merits or lack of merits of this Action, or (ii) any admission or concession on the part of the Mesa Entities and WB Entities or any of them (or their counsel or any of them) of any liability or wrongdoing whatsoever, which liability and wrongdoing are hereby expressly denied and disclaimed by each of the Defendants and are denied and disclaimed by the other Mesa Entities and WB Entities.

                          (b)     The parties agree that this Settlement
Agreement is entered into without duress, in good faith, for sufficient consideration, and is fair, just and reasonable to all parties.

                          (c)     This Settlement Agreement is entered into
with full knowledge of any and all rights which the parties may have by reason of the pending litigation. All parties have received or have had made available to them all financial and other information they or their counsel considered necessary to an informed judgment concerning the Settlement Agreement. Each party has received independent legal advice, has conducted such investigation as he or his counsel thought appropriate, and has consulted with such other independent advisors as each of them and their counsel deemed appropriate, regarding the Settlement and their rights and asserted rights in connection therewith. None of the parties is relying upon any representations or statements made by any other party, or such other party's employees, agents, representatives or attorneys, regarding this Settlement Agreement or its preparation except to the extent such representations are expressly incorporated herein.

                          (d)     In the event that this Settlement Agreement
is not approved by the Court by April 30, 1994, or is modified in any respect by the Court, or such approval is reversed on appeal, or this Settlement Agreement is otherwise terminated, this Settlement Agreement shall become null and void and of no further force and effect, and shall not be used or referred to for any purpose whatsoever. In such event, this Settlement Agreement and all negotiations and proceedings relating thereto shall be deemed to be without prejudice as to the rights of any and all parties hereto, who shall be restored, to the extent possible, to their respective positions existing immediately prior to the date of this Settlement Agreement (such restoration to include, without limitation, the repayment by Unocal to the Defendants of all payments made pursuant to
Section 1 hereof together with interest thereon at an annual rate of 7.5% from the date Unocal received such payment to the date Unocal repays such amount.) Further, in such event, the parties shall jointly request the Court to set the earliest practicable trial date.

                          (e)     The terms and provisions of that Stipulation
and Protective Order dated October 10, 1986 shall continue in full force and effect and will survive the entry of the Judgment contemplated by this Settlement Agreement.

                          (f)     All parties hereto agree to exercise all
reasonable efforts and to take all reasonable steps necessary to effectuate the settlement set forth in this Settlement Agreement.

                          (g)     This Settlement Agreement shall be binding
upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, and upon any corporation or other entity into or with which any party hereto may merge, combine or consolidate.

                          (h)     This Settlement Agreement shall be governed
by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

                          (i)     Exhibits 3, 4 and 5 hereto are in draft form,
and the parties shall promptly agree upon final forms thereof. This Settlement Agreement, including the exhibits, constitutes the entire agreement among the parties with regard to the subject matter hereof and may not be modified or amended except in writing signed by Unocal, the Mesa Entities and the WB Entities.

                          (j)     This Settlement Agreement may be executed in
one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                          (k)     Each person executing this Settlement
Agreement represents that he or it has read and fully understands this Settlement Agreement and that he or it has the authority to execute this Settlement Agreement in the capacity identified below.





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
                 IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed as of the date first above written.




                                       _________________________________
                                       DAVID COLAN


                                       UNOCAL CORPORATION



                                       By ______________________________



                                       MESA INC.,
                                       MESA PETROLEUM CO.,
                                       MESA LIMITED PARTNERSHIP,
                                       MESA SOUTHERN CO.,
                                       MESA EASTERN CO.,
                                       MESA ASSET CO.,
                                       MESA HOLDING LIMITED PARTNERSHIP,
                                       MESA OPERATING LIMITED PARTNERSHIP,
                                       MESA MIDCONTINENT LIMITED PARTNERSHIP,
                                       MESA HOLDING CO.,
                                       MESA OPERATING CO.,
                                       MESA MIDCONTINENT CO., and
                                       MESA PARTNERS II



                                       By ______________________________




                                       _________________________________
                                       T. BOONE PICKENS, JR.


                                       PICKENS OPERATING CO.



                                       By ______________________________






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
                                      CY-41, INC.


                                      By______________________________________



                                      JACK-41, INC.



                                      By______________________________________



                                      _______________________________________
                                      CYRIL WAGNER, JR.



                                      ________________________________________
                                      JACK E. BROWN


                                      WAGNER & BROWN
                                      WAGNER & BROWN II
                                      BROWN & WAGNER



                                      By______________________________________



                                      WAGNER & BROWN, LTD.

                                      By: Canyon Energy, Inc., its Managing
                                          General Partner


                                      By______________________________________

                                     DARRYL SNIDER
                                     SHEARMAN & STERLING
                                     725 SOUTH FIGUEROA STREET
                                     21ST FLOOR
                                     LOS ANGELES, CALIFORNIA  90017-5421

                                     JASMINA A. THEODORE
                                     UNOCAL CORPORATION
                                     1201 WEST FIFTH STREET
                                     LOS ANGELES, CALIFORNIA  90017
                                     (213) 977-5353

                                     Attorneys for Plaintiff, UNOCAL CORPORATION

                                     By_____________________________________


                                     WILLIAM LERACH
                                     PATRICK COUGHLIN
                                     MILBERG WEISS BERSHAD
                                     HYNES & LERACH
                                     600 West Broadway, Suite 1800
                                     San Diego, California  92101
                                     (619) 231-1058

                                     Attorneys for Plaintiff DAVID COLAN


                                     By_____________________________________

                                  MICHAEL H. DIAMOND
                                  DAVID S. SHUKAN
                                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                  300 South Grand Avenue
                                  Suite 3400
                                  Los Angeles, California  90071-3144
                                  (213)  687-5000

                                  JAMES EDWARD MALONEY
                                  JOSEPH A. CIALONE II
                                  DAVID D. STERLING
                                  BAKER & BOTTS, L.L.P.
                                  One Shell Plaza
                                  Houston, Texas  77002-4995
                                  (713)  229-1234

                                  Attorneys for Defendants
                                  MESA PETROLEUM CO., MESA
                                  SOUTHERN CO., MESA ASSET CO.,
                                  CY-41, INC., JACK-41, INC.
                                  MESA LIMITED PARTNERSHIP,
                                  MESA OPERATING LIMITED PARTNERSHIP,
                                  MESA HOLDING LIMITED PARTNERSHIP,
                                  MESA MIDCONTINENT LIMITED PARTNERSHIP
                                  and MESA INC.



                                  By____________________________________


                                  SETH M. HUFSTEDLER
                                  DENNIS M. PERLUSS
                                  DAN MARMALEFSKY
                                  HUFSTEDLER, KAUS & ETTINGER
                                  355 So. Grand Avenue
                                  Thirty-Ninth Floor
                                  Los Angeles, California  90071-3101
                                  (213) 617-7070

                                  Attorneys for Defendants
                                  PICKENS OPERATING CO.
                                  and T. BOONE PICKENS, JR.


                                  By____________________________________






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